Exhibit 21 - Subsidiaries of the Small Business Issuer

Subsidiary Name	State or Other Jurisdiction of Incorporation	Names under which subsidiary will do business
FRC Explorations Ltd.	British Columbia, Canada	FRC Explorations Ltd.